Exhibit 99.1

A.D.A.M., Inc. Reports Fourth Quarter and Year End 2004 Results

Revenues increase 42%, Fourth quarter diluted earnings of $0.07

FOR RELEASE FEBRUARY 15, 2005 10:00AM ET

ATLANTA----Feb. 15, 2005--A.D.A.M., Inc. (Nasdaq: ADAM - News), a leading developer of interactive health information and decision support tools for the healthcare and education markets, today announced its financial results for the fourth quarter and year ended December 31, 2004.

Highlights for the fourth quarter and the year include:

•                    Net income for the fourth quarter ended December 31, 2004 was $676,000, or $0.07 per share on a fully diluted basis, compared to net income of $97,000, or $0.01 per share on a fully diluted basis, in the year ago period.

•                    Net income for the year ended December 31, 2004 was $1,621,000, or $0.19 per share on a fully diluted basis, compared to net income of $608,000, or $0.07 per share on a fully diluted basis, for the year ended December 31, 2003.

•                    Operating margins for the year ended December 31, 2004 improved to 18% as compared to 7% for the year ended December 31, 2003.

•                    Healthcare licensing revenues increased approximately 35% during 2004 compared to 2003.

•                    The Company’s cash and investments grew to $6,968,000 as of December 31, 2004 compared to $4,554,000 at December 31, 2003, an increase of $2,414,000.

Revenues for the fourth quarter ended December 31, 2004 were $2,471,000 as compared to revenues of $1,738,000 in the year-ago quarter, an increase of 42%. Revenues for the year ended December 31, 2004 were $8,433,000 compared to revenues of $7,889,000 for the year ended December 31, 2003, an increase of 7%.

“A.D.A.M.’s results reflect the solid progress that we have made in moving our company from a dependency on a few large customers to having a revenue base that touches many areas of the healthcare industry,” commented Robert S. Cramer, Jr., A.D.A.M.’s Chairman and Chief Executive Officer. “Today, A.D.A.M. is a highly competitive brand that offers our healthcare clients and partners what we believe to be the best and most robust interactive health information products and decision support tools available.

“In 2005, we plan to continue to focus on revenue growth and expansion into new healthcare verticals, particularly into the health plan and corporate wellness markets. With a list of new products, including our Illustrated Family Health Guide book, our Health Risk Assessment products, and A.D.A.M. Interactive Anatomy 4 for education, nearly $7 million in cash and investments and eight consecutive quarters of profitability, we believe that we are well positioned.”

The Company also announced that it has suspended the stock repurchase program that it announced in May 2004. The Company repurchased an aggregate of 269,259 shares of its common stock at an average purchase price of $4.04 per share during the repurchase program.

The Company will be hosting a conference call to further discuss its results this morning, February 15, 2005 at 10:00 a.m. Eastern Time. To participate, please dial (877) 829-1394.

About A.D.A.M., Inc.

For more than a decade, A.D.A.M.’s unique, visually engaging health content, decision support tools and educational products have been helping millions of people “get smart” about their health and wellness. With one of the largest consumer-oriented medical information libraries in the world, A.D.A.M. markets its solutions to leading healthcare and pharmaceutical organizations, government, employers, and educational institutions. To learn more about A.D.A.M., visit www.adam.com or call 1-800-408-ADAM.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company’s health information, and regulatory changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

Contact:

A.D.A.M., Inc., Atlanta
Victor Thompson
770-321-4326

A.D.A.M., Inc.

Condensed Consolidated Statements of Operations

and Summary Balance Sheet Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

Total Revenues	$2,471	$1,738	$8,433	$7,889

Operating expenses:
Cost of revenues	532	373	1,717	1,668
General and administrative	291	461	1,497	1,774
Product and content development	407	250	1,414	1,375
Sales and marketing	477	390	1,704	1,743
Depreciation and amortization	119	179	562	767

Total operating expenses	1,826	1,653	6,894	7,327

Operating income	645	85	1,539	562

Interest income, net	31	12	82	46

Net income	$676	$97	$1,621	$608

Basic net income per common share	$0.09	$0.01	$0.21	$0.08

Basic weighted average number of common shares outstanding	7,871	7,658	7,879	7,306

Diluted net income per common share	$0.07	$0.01	$0.19	$0.07

Diluted weighted average number of common shares outstanding	9,045	8,619	8,742	8,169

	Summary Balance Sheet Data

	12/31/2004	12/31/2003
Cash and cash equivalents	$3,242	$4,554
Accounts receivable-net	2,112	1,407
Investments, short term	2,726	—
Total current assets	8,624	6,355
Investments, long term	1,000	—
Goodwill	2,043	2,043
Total assets	13,244	10,496
Deferred revenue	3,615	2,295
Short term debt	17	11
Total current liabilities	4,358	2,940
Total liabilities	4,395	2,976
Shareholders' equity	8,849	7,520
Working capital	4,266	3,415